Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC ANNOUNCES RESULT OF CONSENT SOLICITATION

PITTSBURGH, Nov. 5, 2010 – The PNC Financial Services Group, Inc. (NYSE: PNC) announced today the results of its solicitation of consents (the “Consent Solicitation”) from holders of its 6 7/8 percent Subordinated Notes due May 15, 2019 (the “Notes”) to terminate the Replacement Capital Covenants (the “RCCs”) relating to the Notes, which was commenced on Oct. 22, 2010. The termination of the RCCs requires the consent of the holders of a majority in principal amount of the Notes.

The Consent Solicitation expired at 5:00 p.m., New York City time, on Thursday, Nov. 4, 2010 (the “Expiration Time”). As of the Expiration Time, PNC had received the consent of holders of a majority of the outstanding aggregate principal amount of the Notes. Holders of the Notes who validly delivered and did not validly revoke their consents prior to the Expiration Time will receive the Consent Fee specified in the Consent Solicitation Statement and Letter of Consent, which were distributed in connection with the Consent Solicitation. PNC expects to make payment to consenting holders on or about Monday, Nov. 8, 2010. The Company has executed a termination of each of the RCCs as described in the Consent Solicitation Statement and Letter of Consent which will become operative pursuant to the terms of the Consent Solicitation.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. Follow @PNCNews on Twitter for breaking news, updates and announcements from PNC.

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